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                SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.




                             FORM 8-K

                          CURRENT REPORT




              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported)
                          August 4, 1997



                    ENSERCH EXPLORATION, INC.
      (Exact name of Registrant as specified in its charter)



     Texas               1-11413                   75-2556975
(State or other        (Commission             (I.R.S. Employer
jurisdiction of        File Number)           Identification No.)
 incorporation)



6688 N. Central Expwy., Ste. 1000, Dallas, TX          75206-3922
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including Area Code:  214-692-4300


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ITEM 5.  Other Events

     Set forth below in its entirety is a News Release issued by Enserch Exploration, Inc. on August 4, 1997:

     ENSERCH EXPLORATION FORESEES A
     DOWNWARD RESERVE REVISION

          DALLAS, TEXAS (August 4, 1997) -- As part of its ongoing restructuring program, Enserch Exploration (NYSE--EEX) working with its outside reserve engineers, DeGolyer & MacNaughton, is conducting a review and evaluation of the commercial feasibility of its non-producing oil and gas properties. Based upon this preliminary evaluation, the Company expects a material downward revision of its oil and natural gas reserves, primarily in its behind pipe and proved undeveloped reserves in East Texas and its proved undeveloped reserves in the deep-water Gulf of Mexico. While additional analysis is required and is currently in progress, it is anticipated at this time that the amount of the downward revision of its proven non-producing reserves will fall within a range of 500 billion cubic feet equivalent (Bcfe) and 700 Bcfe.

          This downward reserve revision will not affect the Company's current cash flow. Also, because the revision is expected to only impact behind pipe and undeveloped reserves, the value impact will be offset to an extent by the elimination of the capital costs associated with these reserves and thus is not expected to be proportionate to the reserve revision. EEX anticipates that this evaluation and the determination of both the extent of the revision and the financial impact on the Company will be completed by the end of the third quarter.

          Enserch Exploration is a natural gas and oil exploration and production company with activities focused in Texas and the Gulf of Mexico.

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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Enserch Exploration, Inc.



Date: August 4,1997           By:       /s/ R. E. Schmitz
                                   R. E. Schmitz, Vice President